Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this 21st day of April 2009, by and between Public Company Advisors Inc, a Alberta corporation (“PCA”) and Park and Sell Corp, a Nevada corporation (the “Client”).

RECITALS

A.	PCA is experienced in matters regarding publicly held companies, including, regulatory matters as they pertain to the Securities and Exchange Commission (the “SEC”) and other general corporate matters.

B.	PCA is willing to provide consulting services to the Client on the terms and conditions of this Agreement.

C.	Client is willing to engage PCA as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	PCA Retained. The Client hereby retains PCA, and PCA hereby agrees to make its key employees available to render advice and reasonable assistance to the Client under the terms and conditions hereinafter set forth.

2.	Duties. During the term of this Agreement, the duties set forth in this Section 2 shall be performed as follows

a.	PCA shall advise and reasonably assist the Client in a possible restructuring of, merger of and/or acquisition of additional companies and/or divisions of the Company; and

b.	Introduce potential investors to the company

c.	Assist in filing via the Edgar system all required 10-Q’s and 10-K filings with the Securities and Exchange Commission on behalf of the Company; and

d.	Assist in analyzing and evaluating the business, operations and financial position of the company; and

e.	Be available at your request to meet with your Board of Directors to discuss any proposed restructuring and their financial implications; and

3.	Compensation. In consideration for PCA entering into this Agreement and for the services to be rendered hereunder, the Client shall pay to PCA $75,000. U.S.

4.	Expenses. Out of pocket expenses incurred by PCA in excess of $100 are to be authorized by the Client in advance in writing and shall be reimbursed by the Client to PCA. No advance authorization is necessary for out of pocket expenses incurred by PCA for less than $100 and shall also be reimbursed by the Client to PCA. The Client understands that in some cases the provider of certain services and goods may ask for payment in advance and for certain major disbursements, and in such case invoices from outside providers will be sent directly to the Client.

5.	Term. This Agreement shall commence on the execution date of this Agreement and shall continue for a term of six months, unless terminated earlier pursuant to Section 6 below. PCA and the Client may negotiate to extend the term of this Agreement and terms and conditions under which the relationship shall continue.

6.	Termination. This Agreement shall terminate:

(A)	if there has been a material breach of this Agreement and such breach has not been cured by the breaching party on or before thirty days from the date of the receipt of a written notice of the breach from the non-breaching party;

(B)	Upon the mutual written agreement of the parties.

7.	Remedies. Upon termination of this Agreement for any reason, this Agreement shall become null and void and have no further force or effect. PCA shall mail to the Client all documents in its possession or control concerning the Client, as the Client shall request. If this Agreement is terminated by reasons of the breach of any provision hereof, the non-breaching party may pursue any and all remedies at law or in equity.

8.	Accuracy of Information and Indemnification. The Client agrees to furnish to PCA truthful and accurate information in all material respects. The Client agrees to cooperate with PCA in the performance of PCA’s consulting services. The Client agrees to indemnify and hold harmless PCA from any loss, liability, damages, costs and expenses (including attorneys’ and other professional fees) that PCA may incur as a result of the Client furnishing to PCA any untruthful or inaccurate information. PCA agrees to furnish to the Client truthful and accurate information in all material respects. PCA agrees to indemnify and hold harmless the Client form any loss, liability, damages, costs and expenses (including attorneys’ and other professional fees) that the Client may incur as a result of PCA furnishing to the Client any untruthful or inaccurate information.

9.	Miscellaneous

(A)	Assignability. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be non-assignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

(B)	Relationship of the Parties. The management and employees of PCA shall not be considered employees of the Client. Furthermore, the parties agree that PCA shall not be deemed to be an employee, servant, partner or joint venture of the Client. PCA shall be considered an independent contractor for all purposes.

(C)	Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(D)	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

(E)	Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

(F)	Captions and Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

(G)	State Law. The laws of the Province of Alberta shall govern this Agreement, its interpretation and its application.

(H)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

(I)	Costs. In the event of any legal proceeding between any of the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all reasonable costs of such legal proceeding, including but not limited to, attorneys’ fees by the other party or parties.

(J)	Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, 3 business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:

To PCA:	To the Client:

Yarek Bartosz, President	Park and Sell Corp
60 Mount Kidd Point S.E	Torre Advanced 099
Calgary, Ab	Piso 6 Calle Ricardo Arias
T2Z 3C5	Apto 10701 El Dorado,
Panama

IN WITNESS WHERE OF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

PUBLIC COMPANY ADVISORS INC

By:	/s/ Yarek Bartosz
Yarek Bartosz, President

PARK AND SELL CORP.

By:	/s/ Juan Carlos Espinosa
Juan Carlos Espinosa